HERITAGE MUTUAL FUNDS

DISTRIBUTION AGREEMENT

This Distribution Agreement is made this 17th day of July 2006, by and between each registered investment company listed in Schedule A hereto (each, a "Trust") which are Massachusetts business trusts, and Heritage Fund Distributors, Inc. a Florida corporation (the "Distributor").

WHEREAS, each Trust is registered with the Securities and Exchange Commission (the "SEC") as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has registered its shares of beneficial interest ("Shares") for sale to the public under the Securities Act of 1933, as amended (the "1933 Act"); and

WHEREAS, each Trust offers for public sale one or more distinct series of Shares as listed on Schedule A to this Agreement ("Series"); and

WHEREAS, each Trust wishes to retain the Distributor as principal underwriter (as such term is defined in Section 2(a)(29) of the 1940 Act) in connection with the offering and sale of the Shares of each Series listed on Schedule A (as amended from time to time) to this Agreement and to furnish certain other services to each Trust as specified in this Agreement; and

WHEREAS, the Distributor is willing to accept such appointment to furnish such services on the terms and conditions hereinafter set forth; and

WHEREAS, this Agreement has been approved by a vote of each Trust's Board of Trustees and certain independent Trustees in conformity with the 1940 Act and applicable rules thereunder; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment of the Distributor. (a) Each Trust hereby appoints the Distributor as principal underwriter in connection with the offering and sale of Shares of each Series, and the Distributor accepts the appointment. Each Trust authorizes the Distributor, as exclusive agent for the Trust, for any existing Series and upon commencement of operations of any future Series, and subject to applicable federal and state law and the Declaration of Trust, Bylaws and the Prospectus and Statement of Additional Information, to: (a) promote the Series; (b) solicit orders for the purchase of the Shares of the Series subject to such terms and conditions as the Trust may specify; and (c) hold itself available to receive orders for the purchase of the Shares of the Series, to accept orders for the purchase of the Shares of the Series, and to accept such orders on behalf of the Trust as of the time of receipt of such orders and promptly transmit such orders as are accepted to the Trust and its transfer agent (collectively, "Distribution Services"). The Distributor shall offer the Shares of each Series on an agency or "best efforts" basis under which each Trust shall only issue such Shares as are actually sold. In connection with such sales and offers of sales, the Distributor shall give only such information as is permitted by applicable law, and each Trust shall not be responsible in any way for any other information, statements or representations given or made by the Distributor or its representatives or agents.

(b) The Distributor or any financial intermediary may provide ongoing shareholder liaison services, including responding to shareholder inquiries, providing shareholders with information on their investments, and any other services now and hereafter deemed to be appropriate services for the payment of "service fees" under Conduct Rule 2830 of the National Association of Securities Dealers, Inc. ("NASD") (collectively, "Shareholder Services").

2. Trust Obligations. Each Trust shall make available to the Distributor copies of all information, financial statements, and other papers that the Distributor reasonably may request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Trust by its independent public accountant and such reasonable number of copies of the most current Prospectus, Statement of Additional Information, and annual and semi-annual reports to shareholders of a Series as the Distributor may request, and the Trust shall cooperate fully in the efforts of the Distributor to sell and arrange for the sale of the Shares of a Series and in the performance of the Distributor under this Agreement.

3. The Distributor as Agent. The Distributor shall act as agent of each Trust on behalf of the Series in connection with the sale and repurchase of Shares. Except with respect to such sales and repurchases, the Distributor shall act as principal in all matters relating to the promotion of the sale of Shares of the Series and shall enter into all of its own engagements, agreements and contracts as principal on its own account. The Distributor may enter into agreements with registered dealers and financial institutions it may select for the performance of Distribution and Shareholder Services and may enter into agreements with dealers and other qualified entities to perform recordkeeping and sub-accounting services, as well as Shareholder Services, the form of such agreements to be as mutually agreed upon and approved by the applicable Trust and the Distributor.

4. Public Offering Price. The public offering price of each Share of each Series is equal to the net asset value per share of the outstanding Shares of a Series plus any applicable sales charges as described in the Trust's Registration Statement. The net asset value per share shall be determined in accordance with the provisions of the Trust's Registration Statement. Each Trust shall make available to the Distributor a statement of each computation of net asset value and of the details entering into such computation.

5. Compensation. (a) As compensation for providing Distribution Services under this Agreement, the Distributor shall be compensated in accordance with Schedule A attached hereto. The Distributor is authorized to collect the gross proceeds derived from the sale of the Shares, remit the net asset value thereof to the Series upon receipt of the proceeds and retain the sales charge, if any.

(b) The Distributor also shall receive from each Series a distribution fee and a service fee at the rates and under the terms and conditions of any Distribution Plans ("Plans") adopted by each Class of a Series, as such Plans are in effect from time to time, and subject to any further limitations on such fees as each Trust's Board of Trustees may impose.

(c) The Distributor may reallow any or all of the sales charge, distribution fee and service fee that it has received under this Agreement to a financial intermediary as it may from time to time determine; provided, however, that unless permitted under the rules of the NASD, the Distributor may not reallow to any dealer for Shareholder Services an amount in excess of 0.25% of the average annual net asset value of the shares with respect to which said intermediary provides Shareholder Services.

(d) The Distributor may pay to dealers and other financial intermediaries through whom Classes of Shares are sold such sales load as the Distributor may specify from time to time. Payment of any such sales load shall be the sole obligation of the Distributor.

(e) No provision of this Agreement shall be deemed to prohibit any payments by a Series to the Distributor or the Distributor to financial intermediaries where such payments are made under a distribution plan adopted by the Series pursuant to Rule 12b-1 under the 1940 Act or from the Distributor's own resources.

6. Accepting and Rejecting Orders. The Distributor will accept orders for the purchase of Shares of a Series only to the extent of purchase orders actually received and not in excess of such orders, and it will not avail itself of any opportunity of making a profit by expediting or withholding orders. Each Trust may reject purchase orders where, in the judgment of the Trust, such rejection is in the best interest of the Trust.

7. Duties and Expenses of the Trust. (a) Each Trust agrees, at its own expense, to register the Shares with the SEC and to prepare and file from time to time such Prospectuses, Statements of Additional Information, amendments, reports and other documents as may be necessary to maintain the Registration Statement. Each Series shall bear all expenses related to preparing and printing the Prospectuses, Statements of Additional Information and other materials required by law and such other expenses, including printing and mailing expenses, related to the Series' communications with persons who are shareholders of that Series.

(b) Each Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions which may be reasonably necessary in the discretion of the Trust's officers in connection with the qualification of Shares for sale in such states as the Distributor may designate to the Series and the Series may approve, and the Series agrees to pay all expenses which may be incurred in connection with such qualification.

(c) Each Trust authorizes the Distributor in connection with the sale or arranging for the sale of Shares, to provide only such information and to make only such statements or representations as are contained in or based on the then current Prospectus and Statement of Additional Information of each Series or in such financial and other statements furnished to the Distributor pursuant to Section 2 hereto or as may properly be included in sales literature or advertisements in accordance with the 1933 Act, the 1940 Act and applicable rules of self-regulatory organizations. Neither any Trust nor any Series shall be responsible in any way for information provided or statements or representations made by the Distributor or its representatives or agents other than information, statements and representation described in the preceding sentence.

8. Duties and Expenses of the Distributor. The Distributor shall finance activity that is intended to result in the sale and retention of Shares of each Series including, but not limited to, expenses of organizing and conducting sales seminars, printing of Prospectuses, Statements of Additional Information and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature and other sales promotion expenses. The Distributor shall pay all expenses connected with its own qualification as a dealer under state or federal laws. Except as specifically provided in this Agreement, the Trust and the Series shall bear none of the expenses of the Distributor in connection with its offer and sale of Shares.

9. Indemnification. (a) Each Trust agrees to indemnify, defend and hold harmless the Distributor, its several officers and directors, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers or directors, or any such controlling person may incur under the 1933 Act or under common law or otherwise arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement, Prospectus or Statement of Additional Information or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, provided that in no event shall anything contained in this Agreement be construed so as to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement, and further provided that the Trust shall not indemnify the Distributor for conduct as set forth in Section 9(b) below. The Distributor agrees that it shall look only to the assets of a particular Series, as applicable, and not to any other Series for satisfaction of any obligation created by this Section or otherwise arising under this Agreement.

(b) The Distributor agrees to indemnify, defend and hold harmless each Trust, its several officers and directors, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its officers or Trustees, or any such controlling person may incur under the 1933 Act or under common law or otherwise arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust for use in the Registration Statement, Prospectus or Statement of Additional Information or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement, Prospectus or Statement of Additional Information or necessary to make such information not misleading.

10. Withdrawal of Offering. Each Trust reserves the right at any time to withdraw all offerings of the Shares by written notice to the Distributor at its principal office.

11. Certificates. Each Trust is not required to issue certificates representing Shares. If a Trust elects to issue certificates and a shareholder request for certificates is transmitted through the Distributor, the Trust will cause certificates evidencing the Shares owned to be issued in such names and denomination as the Distributor shall from time to time direct, provided that no certificates shall be issued for fractional Shares.

12. Repurchase of Shares. The Distributor at its sole discretion may, directly or through dealers, repurchase Shares offered for sale by the shareholders. Repurchase of Shares of any Series by the Distributor shall be at the net asset value of the applicable Series next determined after a repurchase order has been received. On each business day, the Distributor shall notify, by telex, electronic mail or in writing, each Trust and the Trust's transfer agent of the orders for repurchase of Shares received by the Distributor since the last such report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchase. Upon such notice, the Trust shall pay the Distributor such amounts as are required by the Distributor for the repurchase of such Shares in cash or in the form of a credit against moneys due the Trust from the Distributor as proceeds from the sale of Shares. The Distributor will receive no commission or other remuneration for repurchasing Shares other than the compensation set forth in Section 5 hereof. Each Trust reserves the right to suspend such repurchases upon written notice to the Distributor. The Distributor further agrees to act as agent for each Trust to receive and transmit promptly to the Trust's transfer agent shareholder and dealer requests for redemption of Shares.

13. Independent Contractor Status. The Distributor is an independent contractor and shall be agent for the Trust only with respect to the sale and repurchase of the Shares.

14. Non-Exclusive Services. The services of the Distributor to each Trust under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

15. Reports to the Board. The Distributor shall prepare reports for each Trust's Board of Trustees upon request showing such information concerning expenditures related to this Agreement.

16. Privacy Policy. The Distributor acknowledges and agrees that any non-public personal information relating to customers of a Trust may be provided to the Distributor solely for the purpose of enabling it to perform services pursuant to this Agreement and may not be re-used by the Distributor for any other purpose. Each Trust has provided the Distributor with a copy of the Trust's privacy policy under Regulation S-P, 17 C.F.R. Part 240, and will provide copies of annual and other notices under, or amendments to its privacy policy. The Distributor agrees that non-public personal information will not be released to any third parties except as permitted by both Regulation S-P and policies of the Trust. The Distributor represents and warrants to each Trust that it has adopted and implemented procedures to safeguard non-public personal information relating to customer records and information, and that such procedures are reasonably designed to: (i) ensure the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information.

17. Anti-Money Laundering.

(a) Distributor acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Distributor represents and warrants that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

(b) The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any financial intermediary that is authorized to effect transactions in Shares of the Trust.

(c) The Distributor and each Trust agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto ("AML Operations"). Distributor undertakes that it will grant to each Trust, the Trust's Anti-Money Laundering Officer, the Trust's Chief Compliance Officer ("CCO"), or his/her designee, and regulatory agencies, reasonable access to copies of Distributor's AML Operations, books and records pertaining to the Trust only. It is expressly understood and agreed that each Trust and the Trust's compliance officers shall have no access to any of Distributor's AML Operations, books or records pertaining to other clients of Distributor.

18. Compliance Program. The Distributor will provide each Trust with its written compliance policies and procedures as required by Rule 38a-1 of the 1940 Act for the approval by the Board of Trustees of the Trust. The Distributor will cooperate with each Trust's CCO in carrying out the Trust's obligations under Rule 38a-1 to oversee the compliance program of the Distributor, including providing the Trust's CCO access to compliance personnel and copies of such documents the CCO may reasonably request in conjunction with his/her review of the Distributor's compliance program.

19. Definitions. As used in this Agreement, the term(s):

(a) "assignment", "interested person", and "majority of the outstanding voting securities" shall have the meaning given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

(b) "net assets" shall have the meaning ascribed to it in the Trust's Declaration of Trust.

(c) "Prospectus" and "Statement of Additional Information" shall mean the current form of Prospectuses and Statements of Additional Information filed by each Trust as part of its Registration Statement.

(d) "Registration Statement" shall mean the registration statement most recently filed by each Trust with the SEC and effective under the 1940 Act and 1933 Act, as such Registration Statement is amended by any amendments thereto at the time in effect.

20. Effective Date and Renewal of Agreement. This Agreement will become effective with respect to each Trust on the date written above and, unless sooner terminated as provided herein, will continue in effect for one year from the date of its execution and from year to year thereafter, provided that such continuance is specifically approved at least annually (a) by the Trust's Board of Trustees or (b) by a vote of a majority of the outstanding voting securities of the Trust, provided that in either event the continuance also is approved by a majority of the Trust's Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Trust's Distribution Plans pursuant to Rule 12b-1 under the 1940 Act in this Agreement or in any agreement related to the Trust's Distribution Plans ("Independent Trustees"), by vote cast in person at a meeting called for the purpose of voting on such approval.

21. Assignment and Termination of Agreement. This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by any Trust or by the Distributor on 60 days' written notice to the other party. Any Trust may effect such termination by a vote of (i) a majority of the Trust's Board of Trustees, (ii) a majority of the Independent Trustees, or (iii) a majority of the outstanding voting securities of the Trust.

22. Amendments. This Agreement may be amended in writing by any party only if the terms of the amendment are either (a) approved by the affected Trust's Board of Trustees or, (b) with respect to any given Series, by a vote of a majority of the outstanding voting securities of that Series at a duly called meeting of the shareholders. In either case, the majority of the Independent Trustees must approve the amendment.

23. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that to the extent that the applicable laws of the Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control. Each Trust and the Distributor may from time to time agree on such provisions interpreting or clarifying the provisions of this Agreement as, in their joint opinion, are consistent with the general tenor this Agreement and with Section 23. Any such interpretations or clarifications shall be in writing signed by the parties and annexed hereto, but no such interpretation or clarification shall be effective if in contravention of any applicable federal or state law or regulations, and no such interpretation or clarification shall be deemed to be an amendment of this Agreement.

24. Massachusetts Business Trust. Notice is hereby given that the Distributor shall have no right to seek to proceed against or enforce this Agreement against the individual shareholders of any Series or Trust or against the Trustees or officers of any Trust. Rather, the Distributor can seek to enforce this Agreement only against the applicable Series itself.

25. Successor Investment Company. Unless this Agreement has been terminated in accordance with Section 21 hereto, the term of the provisions of this Agreement shall become automatically applicable to any investment company which is a successor to a Trust as a result of reorganization, recapitalization or change in domicile.

26. Force Majeure. If Distributor is delayed in the performance of its services or prevented entirely or in part from performing services due to causes or events beyond its control, including and without limitation, acts of God, interruption of power or other utility, transportation or communication services, acts of civil or military authority, sabotages, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike other labor problems, legal action, present or future law, governmental order, rule or regulation, or shortages of suitable parts, materials, labor or transportation, such delay or non-performance shall be excused for a reasonable time, subject to restrictions and requirements of performance as may be established by federal or state law.

27. Severability. If any provision of this Agreement shall be held or made void or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

28. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on this day and year first above written.

Attest: HERITAGE FUND DISTRIBUTORS, INC.	HERITAGE CAPITAL APPRECIATION TRUST, HERITAGE CASH TRUST, HERITAGE GROWTH & INCOME TRUST, HERITAGE INCOME TRUST, HERITAGE SERIES TRUST

By: /s/ Susan Walzer	By: /s/ K.C. Clark Name: Title:

Attest: By: /s/ Susan Walzer	By: /s/ Richard Rossi Name: Title:

SCHEDULE A

HERITAGE CAPITAL APPRECIATION TRUST

HERITAGE CASH TRUST

HERITAGE GROWTH & INCOME TRUST

HERITAGE INCOME TRUST

HERITAGE SERIES TRUST

Each Trust consists of the Series as set forth below.

Series	Percentage of Daily Net Assets
Heritage Capital Appreciation Trust
Class A	0.50%[1]
Class B	1.00%
Class C	1.00%
Class I	0.00%
Class R-3	0.50%
Class R-5	0.00%

Heritage Cash Trust	0.15%

Heritage Growth & Income Trust
Class A	0.50%[1]
Class B	1.00%
Class C	1.00%

Heritage Income Trust
Class A	0.35%[2]
Class B	0.80%
Class C	0.80%

Heritage Series Trust
Class A	0.35%[2]
Class B3	1.00%
Class C	1.00%
Class I4	0.00%
Class R-3[4]	0.50%
Class R-5[4]	0.00%

[1]	Under the fund's distribution plan, the fund is authorized to pay a maximum distribution and service fee of 0.50% of average daily assets on Class A shares. The fund's Board of Trustees has approved a current fee of 0.25% on Class A shares.

[2]	Under the fund's distribution plan, the fund is authorized to pay a maximum distribution and service fee of 0.35% of average daily assets on Class A shares. The fund's Board of Trustees has approved a current fee of 0.25% on Class A shares.

[3]	There are no Class B shares in the Core Equity Fund.

[4]	There are no Class I, Class R-3 or Class R-5 for the International Equity Fund.

Date: July 3, 2006